EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                Contact: Jamie E. Levey
June 25, 2004                                        Investor Relations
                                                     (888) 319-6962


                 Integrated BioPharma Seeks Immediate Delisting
                     and Halt of Trading on Berlin Exchange


HILLSIDE, N.J., June 25, 2004 -- INB discovered late yesterday that its common stock had been listed without INB's knowledge, consent or authority on a German exchange known as the "Berlin-Bremen Stock Exchange," by persons not yet identified, apparently for the purpose of evading the regulations and practices of the American Stock Exchange (where INB's shares are properly listed) and other major exchanges, and the restrictions imposed by the NASD and SEC, which prohibit "naked shorting" practices.

"Naked shorting" occurs when a seller "sells" a stock without owning or having borrowed it, making the seller potentially unable to deliver the stock to the buyer. The practice of naked shorting is prohibited by other exchanges and regulators because it facilitates abuses and manipulation, such as the sale of fictitious shares of a company's stock in an effort to confuse, destabilize or artificially lower the price of such company's stock.

INB and its counsel are continuing the Company's investigation, with the cooperation of the American Stock Exchange, to identify the person or persons who were involved in the unauthorized listing and the unusual trading practices affecting INB's stock this week.

INB has demanded that the Berlin-Bremen Stock Exchange immediately halt trading there of INB's stock and that the unauthorized listing be nullified. The Company has also advised the SEC of these events and will be cooperating with the American Stock Exchange and the regulators to investigate and halt these practices.

INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in plants. Further information is available at http://www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.